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                     FIRST AMENDMENT TO GUARANTEE AGREEMENT

                          Dated as of October 16, 2001

                                     Between

                              CALPINE CORPORATION,

                                  AS GUARANTOR

                                       and

                            WILMINGTON TRUST COMPANY,

                                   AS TRUSTEE

                        Amending the Guarantee Agreement
                           Dated as of April 25, 2001



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                This FIRST AMENDMENT TO GUARANTEE AGREEMENT, dated as of October
16, 2001 (the "First Amendment"), is between Calpine Corporation, a Delaware corporation, as guarantor (the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee under the Indenture referred to below ("the Trustee").

                WHEREAS, the Guarantor executed and delivered the Guarantee Agreement dated as of April 25, 2001 (the "Guarantee Agreement") to the Trustee, which guarantees securities (the "Securities") issued under the Indenture dated as of April 25, 2001, as amended and restated on October 16, 2001 (as so amended and restated, the "Indenture"), between Calpine Canada Energy Finance ULC, an unlimited liability company organized under the laws of Nova Scotia, Canada (the "Company"), and the Trustee, as provided in the Guarantee Agreement;

                WHEREAS, the Guarantor and the Trustee desire to amend the Guarantee Agreement to add to the covenants of the Guarantor solely for the benefit of the Holders (as defined in the Indenture) of the Securities and to make related changes to the Guarantee Agreement;

                WHEREAS, Section 4.01 of the Guarantee Agreement provides that the Guarantee Agreement may be amended by the Guarantor and the Trustee without notice to or the consent of any Securityholder (as defined in the Indenture) for such purpose provided certain conditions are met;

                WHEREAS, all things necessary to make this First Amendment a valid agreement of the Guarantor and the Trustee, in accordance with its terms, and a valid amendment of the Guarantee Agreement have been done.

                NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Guarantor and the Trustee agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                Section 1.1 Definition of Terms.

                Unless the context otherwise requires:

                (a) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Guarantee Agreement;

                (b) the singular includes the plural and vice versa; and

                (c) headings are for convenience of reference only and do not affect interpretation.



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                                   ARTICLE II
                      AMENDMENTS TO THE GUARANTEE AGREEMENT

                Section 2.1 Amendment.

                (a) Article II of the Guarantee Agreement is amended to add the following new Section 2.05:

                SECTION 2.05. Additional Amounts.

                Whenever in this Guarantee Agreement there is mentioned, in any context, the payment of, or the guarantee of the payment of, the principal of or any premium, interest or any other amounts on, or in respect of, any Security of any Series, such mention shall be deemed to include mention of the payment of any additional amounts provided by the terms of such Series established by or pursuant to the Indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to such terms, and express mention of the payment of, or the guarantee of the payment of, additional amounts (if applicable) in any provision hereof shall not be construed as excluding the payment of, or the guarantee of the payment of, additional amounts in those provisions hereof where such express mention is not made.

                                   ARTICLE III
                                  MISCELLANEOUS

                Section 3.1 Ratification of Guarantee Agreement.

                The Guarantee Agreement, as supplemented by this First Amendment, is in all respects ratified and confirmed and this First Amendment shall be deemed part of the Guarantee Agreement in the manner and to the extent herein and therein provided.

                Section 3.2 Governing Law.

                The laws of the State of New York govern this First Amendment, without regard to the conflicts of laws rules thereof.



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                Section 3.3 Separability Clause.

                In case any provision in this First Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                Section 3.4 Duplicate Originals.

                The parties may sign any number of copies of this First Amendment. One signed copy is enough to prove this First Amendment.

                Section 3.5 Effectiveness.

                This First Amendment shall be effective and binding when executed by the Guarantor and the Trustee.

                Section 3.6 Trustee Not Responsible for Recitals.

                The recitals herein contained are made by the Guarantor and not by the Trustee and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Amendment.

                                      * * *



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                IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the day and year first above written.

                                            CALPINE CORPORATION,
                                            as Guarantor

                                            By: /s/ ANN B. CURTIS
                                                --------------------------------
                                                Name:
                                                Title: Executive Vice President

Agreed and Accepted:

WILMINGTON TRUST COMPANY,
as Trustee under the Indenture

By:    /s/ JAMES J. MCGINELEY
    --------------------------------
    Name:
    Title:



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